EXHIBIT 3.1
FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Pursuant to Section 303 of the
Delaware General Corporation Law

Visteon Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:
     (1) The name of the Corporation is Visteon Corporation. The Corporation was originally incorporated under the name Visteon Automotive Systems, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on January 5, 2000.
     (2) The original certificate of incorporation of the Corporation was amended by that certain Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 28, 2000 (the “Amended Certificate”).

     (3) The Corporation filed its Fifth Amended Joint Plan of Reorganization of Visteon Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code which, pursuant to chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532, was confirmed by an order dated August 31, 2010, of the United States Bankruptcy Court for the District of Delaware (including any supplements thereto, the “Confirmed Plan”), and that such order provides for the making and filing of this Second Amended and Restated Certificate of Incorporation.
     (4) This Second Amended and Restated Certificate of Incorporation was duly adopted by the Corporation in accordance with Section 303 of the GCL.
     (5) This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended Certificate.
     (6) The text of the Amended Certificate is amended and restated in its entirety as follows:
          FIRST: The name of the Corporation is Visteon Corporation (the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, in

the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).
          FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is three hundred million (300,000,000) shares of capital stock, consisting of (i) two hundred fifty million (250,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) fifty million (50,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The holders of shares of Common Stock shall not have cumulative voting rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
          (b) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
          (c) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
          (d) Limitation on Non-Voting Equity Securities. Notwithstanding anything herein to the contrary, the Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

          FIFTH: 5% Ownership Limit.
     (a) For purposes of this Article FIFTH and Articles SIXTH and SEVENTH (collectively, the “Tax Articles”), the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
“5% Transaction” means any Transfer of Corporation Securities described in clause (1) or (2) of Paragraph (b) of this Article FIFTH, subject to the provision of such Paragraph (b) of this Article FIFTH.
An “Affiliate” of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.
“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
“Board Approval” means the written approval of a Transfer by the Board of Directors (or a duly authorized committee thereof). Notwithstanding the foregoing, a transferee or transferor shall be deemed to have received Board Approval if either:
     (i) the Corporation is in an Unrestricted Period, or
     (ii) the Corporation is in a Restricted Period and the Board of Directors (or a duly authorized committee thereof) does not deliver a written disapproval of the Transfer within 10 (ten) days of the receipt of the notice of the proposed Transfer.
During a Restricted Period, the Board of Directors (or a duly authorized committee thereof) shall authorize a 5%

Transaction unless it determines in good faith that such 5% Transaction (and any related transaction) will (i) result in an “owner shift” of more than 35 percentage points during the relevant “testing period” for purposes of Section 382 of the Code, or increases the amount of “owner shift” further above 35 percentage points during such period, or (ii) materially jeopardize the ability of the Corporation or its subsidiaries to make use of the Tax Benefits. Nevertheless, the Board of Directors (or a duly authorized committee thereof) may authorize a 5% Transaction in any circumstance (including, for example, in a circumstance that such Transfer will result in the loss of Tax Benefits) if the Board of Directors (or a duly authorized committee thereof) determines that such Transfer is in the best interests of the Corporation or its subsidiaries.
“Code” means the Internal Revenue Code of 1986, as amended.
“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
“Effective Date” means October 1, 2010.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.
“Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g) other than a “direct public group” as defined in Treasury Regulation § 1.382-2T(j)(2)(ii).
“Market Capitalization” means the total fair value of the Corporation’s outstanding equity securities, determined by the most recent public trading price of such securities or reasonably estimated fair value if such securities are not traded publicly.
“Market Capitalization Threshold” means the lesser of: (i) $1,500,000,000 or (ii) 80% of the Corporation’s Market Capitalization at the close of trading on the first trading day after the Effective Date. Notwithstanding the following, after the first anniversary of the Effective Date and not more than annually thereafter, the Board of Directors (or a duly authorized committee thereof) may set an alternative Market Capitalization Threshold equal to an amount that the Board of Directors (or a duly authorized committee thereof) determines in good faith is an amount that is necessary to protect against a loss of Tax Benefits that the Corporation or its subsidiaries is reasonably expected to utilize.
“Percentage Stock Ownership” means the percentage Stock Ownership interest as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.
“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article FIFTH.
“Restricted Period” means any period of time beginning when the Corporation’s Market Capitalization falls below the Market Capitalization Threshold and ending when the Corporation’s Market Capitalization has been above the Market Capitalization Threshold for 30 (thirty) consecutive calendar days. The Corporation shall promptly issue a broadly distributed press release announcing that the Restricted Period has begun or has terminated.
“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.
“Transfer” means, with respect to any Person other than the Corporation, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, other than a sale, transfer, assignment, conveyance, pledge or other disposition to a wholly owned subsidiary of the transferor, or, if the transferor is wholly owned by a Person, to a wholly owned subsidiary of such Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)).
“Unrestricted Period” means any period of time that is not a Restricted Period.
          (b) In order to preserve the Tax Benefits, from and after the Effective Date, any attempted Transfer of Corporation Securities prior to the earlier of (i) December 31, 2019, (ii) the repeal, amendment or modification of Section 382 of the Code (and any comparable successor provision) (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Corporation, (iii) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available, and (iv) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of the Corporation, as defined in Section 382, would not be materially less than the net operating loss carryforward or net unrealized built-in loss of the Corporation (the “Restriction Release Date”) or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, that this Paragraph (b) of this Article FIFTH shall not apply to, nor shall any other provision in this Restated Certificate prohibit, restrict or limit in any way, the issuance of

Corporation Securities by the Corporation in accordance with the Fifth Amended Joint Plan of Reorganization of the Corporation dated August 31, 2010 (the “Chapter 11 Plan”).
          (c) The restrictions set forth in Paragraph (b) of this Article FIFTH shall not apply to an attempted Transfer that is a 5% Transaction if either the transferor or the transferee (1) gives written notice of such Transfer to the Board of Directors (or a duly authorized committee thereof); and (2) obtains Board Approval.
          (d) Each certificate representing shares of Common Stock issued prior to the Restriction Release Date shall contain the legend set forth on Exhibit A hereto, evidencing the restrictions set forth in the Tax Articles.
          SIXTH: Treatment of Excess Securities.
          (a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Article SIXTH shall also be a Prohibited Transfer.
          (b) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess

Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the

Purported Transferee would have received from the Agent pursuant to Paragraph (c) of this Article SIXTH if the Agent rather than the Purported Transferee had resold the Excess Securities.
          (c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee as follows: (x) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (y) second, any remaining amounts shall be paid to the Purported Transferee, up to (1) the amount paid by the Purported Transferee for the Excess Securities, or, if the Purported Transferee received the Excess Securities by gift, inheritance, or similar Transfer, (2) the fair market value of the Excess Securities (calculated as follows: (A) if the Corporation Securities are listed or admitted to trading on any stock exchange, on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (B) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (C) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors as of the time of the Prohibited Transfer to the Purported Transferee), which amount (or fair market value) shall be determined by the Board of Directors; and (z) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess

Securities exceeding a 4.99% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (y) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Paragraph (c) of this Article SIXTH inure to the benefit of the Corporation, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.
          (d) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Paragraph (b) of this Article SIXTH, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Paragraph (d) of this Article SIXTH shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in Article FIFTH and this Article SIXTH being void ab initio, (ii) preclude the Corporation in its discretion from bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Paragraph (e) of this Article SIXTH to constitute a waiver or loss of any right of the Corporation under Article FIFTH and this Article SIXTH.
          (e) The Corporation shall make the written demand described in Paragraph (b) of Article FIFTH within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of Article FIFTH and this Article SIXTH shall apply nonetheless.
          SEVENTH: (a) Board Authority. The Board of Directors shall have the power to determine all matters necessary for assessing compliance with Articles FIFTH and SIXTH, including, without limitation, (i) the identification of Five-Percent Shareholders, (ii) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (iv) whether an instrument constitutes a Corporation Security, (v) the Corporation’s

Market Capitalization, (vi) whether the Corporation is in a Restricted Period, (vii) the amount (or fair market value) due to a Purported Transferee pursuant to clause (y) Paragraph (c) of Article SIXTH, and (viii) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all purposes of Articles FIFTH and SIXTH.
          (b) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by Articles FIFTH and SIXTH. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owed by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.
          (c) Obligations to Provide Information. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed transferee and any Person controlling, controlled by or under common control with the proposed transferee, shall provide such information as the Corporation may reasonably request from time to time in order to determine compliance with Articles FIFTH and SIXTH or the status of the Tax Benefits of the Corporation and the Corporation shall keep such information confidential.
          (d) Benefits of the Tax Articles. Nothing in the Tax Articles shall be construed to give to any Person other than the Agent any legal or equitable right, remedy or claim under the Tax Articles. The Tax Articles shall be for the sole and exclusive benefit of the Corporation and the Agent.

          (e) Severability. The purpose of the Tax Articles is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provisions of the Tax Articles or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of the Tax Articles.
          (f) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under the Tax Articles, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
          EIGHTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
          (b) The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the active Board of Directors; provided, however, that the number of director positions on the Board of Directors initially shall be nine (9) and shall consist of the nine (9) individuals (such individuals comprising the “Initial Board”) selected pursuant to the Board Selection Term Sheet that is part of the Confirmed Plan. To the extent that not all nine (9) members of the Initial Board are so selected prior to the effective date of the Confirmed Plan, such resulting vacancies on the Initial Board shall be filled subsequent to the effective date of the Confirmed Plan in accordance with the Board Selection Term Sheet.
          (c) Each director on the Initial Board (and any directors elected to fill vacancies or newly created directorships following the effective date of the Confirmed Plan and prior to the annual meeting of stockholders of the Corporation to be held in 2011) shall serve until the annual meeting of stockholders of the

Corporation to be held in 2011, subject to such director’s earlier death, resignation or removal. In no case will a decrease in the number of directors shorten the term of any incumbent director.
          (d) A director shall hold office until the following annual meeting of the stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
          (e) Election of the directors need not be by written ballot unless the Bylaws shall so provide. If authorized by the Board of Directors, any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.
          (f) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors (except as otherwise provided in this Article EIGHTH, including any vacancy on the Initial Board occurring as of the Effective Date, which vacancy shall be filled in accordance with the Board Selection Term Sheet) may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director or the whole Board of Directors may be removed from office at any time, with or without cause. Except as otherwise prohibited by law, the stockholders may remove any director and fill any vacancy on the Board of Directors created by such removal. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation applicable thereto.
          (g) The Board of Directors shall maintain at least the following four committees, to be comprised of directors that are not employees of the Corporation: (i) an organization and compensation committee, (ii) an audit committee, (iii) a corporate governance and nominating committee and (iv) a finance committee (the duties of which shall include, without limitation, the evaluation of any bona fide proposal or offer from any party (other than the Corporation) that could reasonably be expected to result in, a major acquisition, disposition, divestiture, sale, merger or similar major transaction, or any major financing transaction, in each case for recommendation to the full Board of Directors).
          (h) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Second Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders.
          NINTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
          TENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
          The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH to directors and officers of the Corporation.
          The rights to indemnification and to the advance of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

          The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.
          To the fullest extent permitted by Section 122(17) of the GCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunity of any nature or type that is from time to time presented to, or comes to the attention of, any of the Investors (as such term is defined in the Confirmed Plan) or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries or any of their directors or officers acting as such (to the extent the business opportunity is brought to such director or officer solely in that capacity)), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this paragraph of this Article TENTH.
          The provisions of this Article TENTH shall be deemed to be a contract right between the Corporation and each person that is entitled to indemnification or advancement of expenses pursuant to this Article TENTH at any time while this Article TENTH and relevant provisions of the GCL or other applicable law are in effect, and any repeal or modification of this Article TENTH or any such law shall not in any way diminish or adversely affect any rights to indemnification or to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts, omissions, transactions or facts occurring prior to such repeal or modification.
          ELEVENTH: Special meetings of the stockholders of the Corporation may be called (i) by the Board of Directors, (ii) by the Chairman of the Board of Directors, (iii) by the President or (iv) upon the request of the holders of at least twenty percent (20%) of the voting power of all shares of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation (without reference to any terms of any preferred stock providing for special voting rights or restrictions with respect to particular matters) (the “Voting Stock”) then outstanding. The affirmative vote of the holders of a majority of the Voting Stock shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH or Article II, Section 3 of the Bylaws.
          TWELFTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

          THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
          FOURTEENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Second Amended and Restated Bylaws (as amended, the “Bylaws”). The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation.
          FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Second Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws or the GCL,

and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that in addition to any other vote of stockholders (if any) required by law and notwithstanding that a lower vote (or no vote) of stockholders would otherwise be required, if any provision of this Second Amended and Restated Certificate of Incorporation other than this Article FIFTEENTH requires a particular vote of stockholders in order to take the action specified in such provision, then such vote of stockholders shall be required in order to amend, alter, change or repeal any provision inconsistent with such provision of this Second Amended and Restated Certificate of Incorporation.

EXHIBIT A
Form of Common Stock Legend
“The shares of Visteon Corporation Common Stock represented by this Certificate are issued pursuant to the Fifth Amended Joint Plan of Reorganization for Visteon Corporation, as confirmed by the United States Bankruptcy Court for the District of Delaware. The transfer of securities represented hereby is subject to restriction pursuant to Articles FIFTH, SIXTH and SEVENTH of the Second Amended and Restated Certificate of Incorporation of Visteon Corporation. Visteon Corporation will furnish a copy of its Second Amended and Restated Certificate of Incorporation to the holder of record of this Certificate without charge upon written request addressed to Visteon Corporation at its principal place of business.”